EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of the 3rd day of September 1998, by and between Saks Holdings, Inc.
("Company"), Proffitt's, Inc. ("Proffitt's"), and Philip B. Miller
("Executive").

     WHEREAS, Company and Executive are parties to a certain
Amended and Restated Employment Agreement, dated as of March 1,
1996 (the "Old Agreement"); and

     WHEREAS, Company, Proffitt's and Executive wish to enter into this Agreement to replace the Old Agreement,

     NOW THEREFORE, effective as of the Effective Time, as that phrase is used in the Agreement and Plan of Merger among Proffitt's, Fifth Merger Corporation and Saks Holdings, Inc. dated July 4, 1998 (the "Merger Agreement"), the terms of the Old
Agreement will become void and this Agreement will govern
Executive's employment with Company. In the event that the Merger Agreement terminates without consummation of the merger transaction, the Old Agreement shall remain in effect.

     1. Positions; Duties; Place of Employment. (a)Executive shall serve as Chief Executive Officer of Company and Saks Fifth Avenue through June 30, 2001, with duties, authority and status normally associated with such position within the Proffitt's organization. Executive shall report directly to the Chief Executive Officer of Proffitt's. While serving as Chief Executive Officer of Company and Saks Fifth Avenue, and excluding any periods of vacation and sick leave to which he is entitled, Executive shall devote his best efforts and substantially all of his business time and attention to the performance of his duties; provided, however, that it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach, and (C) manage personal investments, so long as such activities do not unreasonably interfere with the performance of Executive's responsibilities hereunder. It is expressly understood and agreed that to the extent that any such activities have been conducted regularly by Executive prior to the Effective Time, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) after the Effective Time shall not thereafter be deemed to unreasonably interfere with the performance of Executive's responsibilities hereunder.

          (b) As of the Effective Time, the Board of Directors of Proffitt's (the "Board") shall nominate Executive(and the Board shall elect Executive) as a director of Proffitt's. So long as Executive serves as Chief Executive Officer of Company or as a consultant hereunder, Proffitt's shall cause Executive to be included in the slate of nominees recommended by the Board to Proffitt's shareholders for election as directors at each annual meeting of shareholders of Proffitt's at which his class of directors is standing for election, and Proffitt's shall use its reasonable best efforts to cause the election of Executive, including soliciting proxies in favor of election of Executive.

          (c) Executive's employment shall be principally at Company's offices in New York City, except for business travel.

          (d) After June 30, 2001, when Executive is no longer serving as Chief Executive Officer of Company and Saks Fifth Avenue, he shall be employed as a consultant to Company and Proffitt's through June 30, 2003. During the consultancy period, Executive agrees to make himself reasonably available from time to time on reasonable notice to consult and cooperate with and advise Company with respect to such matters involving the business of Company as may reasonably be requested by the Chief Executive Officer of Proffitt's; provided, however, that it is expressly understood that Executive may pursue other personal or full-time business interests during the consultancy period (subject to the non-competition provisions hereof).

     2. Compensation. Executive's compensation and benefits under this Agreement shall be as follows:

          (a) Base Salary. Company shall pay Executive abase salary ("Base Salary") at a rate of no less than $1,350,000 per year through June 30, 2003. Executive's Base Salary shall be paid in installments in accordance with Company's normal payment schedule for its senior management. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

          (b) Bonus. In addition to the Base Salary, Executive shall be eligible for a yearly cash bonus of up to 55%of Base Salary as long as he is serving as Chief Executive Officer of Company. The method for determining whether such a bonus is earned, or the portion thereof earned, shall be based on Saks Fifth Avenue's divisional profit, as calculated in a manner and in accordance with the policies that Proffitt's applies consistently to its operating divisions. The Annual Bonus shall be paid in accordance with the Company's payroll policies and practices for executive employees.

          (c) Incentive Compensation. At the Effective Time of the Merger (the "Grant Date"), Executive shall be granted anon-qualified option ("Option") to purchase one-hundred and sixty thousand (160,000) shares of Proffitt's common stock at an option price equal to the closing price of the stock on the last date the market was open before the Effective Time, as reported in the Wall Street Journal. This Option shall be granted pursuant to Proffitt's 1997 Stock-Based Incentive Plan ("1997 Plan") and shall be subject to the terms and conditions thereof. The Option shall be vested and exercisable on or after the first anniversary of the Grant Date to the extent of one-third of the shares covered thereby; vested and exercisable to the extent of an additional one-third of the shares covered thereby on and after the second anniversary of the Grant Date; and vested and exercisable to the extent of the remaining one-third of the shares covered thereby on and after June 30, 2001; provided, however, that the Option shall become fully vested and exercisable upon Executive's death, Disability, termination of Executive's employment by Company without Cause or termination of Executive's employment for Good
Reason.   Executive must exercise the vested portion of the Option
within three months after termination of employment, unless his employment is terminated by death, Disability, Company without Cause, or Executive for Good Reason, in which case, Executive must exercise the Option before the earlier of three years from the date
of  termination or July 1, 2004.   As long as Executive serves as
Chief Executive Officer of Company, he shall be eligible for future option grants pursuant to Proffitt's generally applicable policies for persons at Executive's level.

          (d) Insurance and Benefits. During the term of this Agreement, Company shall allow Executive to participate in each employee benefit plan and to receive each executive benefit that Company provides for senior executives at the level of Executive's position. Notwithstanding the foregoing, during the term of this Agreement, (1) Company shall reimburse Executive(through insurance or otherwise) for the full amount of any medical, dental and vision-care expenses incurred by Executive and his spouse and dependent children during the term of this Agreement, and (2) Company shall provide life insurance coverage(through its life insurance plan or otherwise) to Executive in an amount equal to twice his Base Salary, and Executive may purchase at his own expense additional coverage in an amount equal to his Base Salary.

          (e) Other Perquisites: As long as Executive serves as Chief Executive Officer of Company and Saks Fifth Avenue, he shall be provided with a $40,000 per year personal expense account, car service for work-related travel, and reimbursement for his wife's travel expenses for work-related travel.

     3.  Term. This Agreement shall expire on June 30,2003;
provided, however, Company, Proffitt's, and Executive may terminate this Agreement and Executive's employment at an earlier time pursuant to the provisions of Section 4 of this Agreement. The non-competition provisions in Section 5 shall survive termination or expiration of this Agreement.

     In addition, this Agreement shall terminate upon the death of Executive, except as to: (a) Executive's estate's right to exercise the Option pursuant to this Agreement and other unexercised stock options pursuant to Company's and Proffitt's stock option plans then in effect (the "Stock Option Rights"),(b) compensation for services previously rendered and reimbursements for expenses previously incurred (the "Accrued Benefits") (c) any rights which Executive's estate or dependents may have under COBRA or any other federal or state law or which are derived independent of this Agreement by reason of his participation in any employee benefit arrangement or plan maintained by Company or Proffitt's ("Statutory Rights"); (d)the right of Executive's spouse, upon written notice to Company, to continue to receive for her life, at her cost, the benefits provided under the health care plan of Company then in effect, which benefits may but need not be provided under said plan; and(e) the payment or provision to or in respect of Executive of any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or arrangement of Proffitt's and its affiliated companies (the "Other Benefits").

     This Agreement may also be terminated by the Company upon Executive's Disability (as hereinafter defined), except as to: (a) the Stock Option Rights; (b) the Accrued Benefits; (c)the Statutory Rights; (d) the right of the Executive and his spouse or representative within 45 days of such termination, to continue to receive for his life and that of his spouse, at Executive's cost or the cost of his spouse, the benefits provided under the health care plan of Company, then in effect, which benefits may but need not be provided under said plan (the"Continuing Health Benefits"); and (e) the Other Benefits. For purposes of this Agreement, "Disability" shall mean the absence of Executive from his duties with Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Company or its insurers and acceptable to Executive or his legal representative.

     4.  Termination Of Employment.

          (a) Company and Proffitt's shall have the right to terminate Executive's employment under this Agreement for"Cause", in which event no salary or bonus shall be paid after termination for Cause except for the Accrued Benefits. For purposes of this Agreement, the term "Cause" shall mean and be strictly limited to:
(i) conviction of Executive, after all applicable rights of appeal have been exhausted or waived, for any felony that is materially and demonstrably injurious to Company; or (ii) willful commission of any material act of fraud or dishonesty by Executive against
Company.    For purposes of this provision, no act or failure to
act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of Company. Any act, or failure to act, based upon authority given pursuant to a resolution of the Board or upon the instructions of the Chief Executive Officer of Proffitt's or based upon the advice of counsel for Proffitt's or Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or
(ii) above and specifying the particulars thereof in detail.

          (b) Executive shall have the right to terminate his employment for good reason and to receive the benefits under
Section 4(d) or 4(e) as the case may be. The term "good reason"shall mean (1) a material breach by Company or Proffitt's of any of their obligations under this Agreement (including, but not limited to, a mandatory relocation of Executive from the New York City area and, prior to June 30, 2001, a demotion from the position of Chief Executive Officer of Company and Saks Fifth Avenue), which breach is not cured within 20 business days of the receipt of written notice of such breach by Company or Proffitt's from Executive, or (2) the occurrence of a "change in control" of Proffitt's as that phrase is defined in the 1997 Plan.

          (c) Company and Proffitt's shall have the right to terminate Executive's employment under this Agreement at anytime without cause by paying the benefits set forth in Section 4(d) or 4(e) as the case may be.

          (d) In the event that Executive's employment is terminated by Company or Proffitt's without Cause or by Executive with good reason on or before June 30, 2001, Company shall: (i) pay Executive within 30 days of such termination, the Accrued Benefits and an amount in cash equal to the sum of (a)the product of 125% of Executive's Base Salary times the number of years (including partial years) remaining through June 30,2001, plus (b) 200% of Executive's Base Salary; provided, however, that this sum shall be capped so that the payment does not exceed 3.75 times Executive's Base Salary (ii) immediately cause the full vesting and exercisability of all options granted on or after the Effective Time of the Merger and Executive shall thereafter possess the Stock Option Rights; (iii) provide Executive continued participation in Company's benefits plans for three years, (iv), ensure that Executive has a minimum of 26 years of credited service for purposes of Company's pension plan and supplemental pension plan; and (v) provide Executive(and, to the extent applicable, his spouse and dependent children) with the Statutory Rights, Continuing Health Benefits and Other Benefits. The amount of the compensation paid under this Section 4(d) that will be allocated as consideration for Executive's entering into the non-competition provisions of Section 5 shall be determined by Company and Proffitt's in light of relevant market factors.

          (e) In the event that Executive's employment as a consultant is terminated by Company without cause or by Executive with good reason after June 30, 2001 and before June 30, 2003, Company shall: (i) pay within 30 days of such termination an amount in cash equal to what Executive would have received as cash compensation through June 30, 2003; (ii)immediately cause the full vesting and exercisability of all options granted on or after the Effective Time of the Merger;(iii) provide Executive continued participation in Company's benefits plans through June 30, 2003;
(iv) ensure that Executive has a minimum of 26 years of credited service for purposes of the Company's pension plan and supplemental pension plan; and(v) provide Executive (and, to the extent applicable, his spouse and dependent children) with the Statutory Rights, Continuing Health Benefits and Other Benefits. The amount of the compensation paid under this Section 4(e) that will be allocated as consideration for Executive's entering into then on-competition provisions of Section 5 shall be determined by Company and Proffitt's in light of relevant market factors.

          (f) If Executive's employment is terminated, Executive agrees to resign as a director of Proffitt's (and any of its subsidiaries or affiliates), effective as of the date of such termination, and Executive agrees to return to Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of Proffitt's, Company or its affiliates.

          (g) If any payment, right or benefit provided for in this Agreement or otherwise paid to Executive by Company or Proffitt's is treated as an "excess parachute payment" under
Section 280G(b) of the Internal Revenue Code of 1986, as amended, (the "Code"), Company shall indemnify and hold harmless and make whole, on an after-tax basis, Executive for any adverse federal tax consequences, including but not limited to providing to Executive on an after-tax basis the amount necessary to pay any tax imposed by Code Section 4999; provided, however, that in determining whether any adverse federal tax consequences have occurred, the denial of a tax deduction to Company or Proffitt's with respect to the amount of a payment made to or other benefit conferred on Executive shall not be treated as giving rise to an adverse federal tax consequence with respect to Executive. Company, Proffitt's, and Executive shall use their reasonable efforts to ensure that any payments, rights or benefits provided for herein or in connection with Executive's providing services to Company and Proffitt's are not treated as excess parachute payments.

     5.  Non-competition; Unauthorized Disclosure.

          (a) Non-competition. During the period Executive is employed under this Agreement, and for a period of two years thereafter, Executive:

               (i) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, on behalf of any retailer which directly competes with Company's luxury retail business; and.

               (ii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate their employment relationship.

          (b) Unauthorized Disclosure. During the period Executive is employed under this Agreement, and for a further period of two years thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board, or a person authorized thereby, disclose to any person, other than an employee of Company or Proffitt's, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive for Company, any confidential information obtained while in the employ of Company; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Executive).

          (c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 5:

               (i) the covenants contained in paragraph 5(a)shall be limited to the markets in which Company or its subsidiaries are actively engaged in the conduct of a luxury retail business at the time of Executive's termination of employment;

               (ii) without limiting the right of Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 5, it is expressly agreed by Executive and Company that such other remedies cannot fully compensate Company for any such violation and that Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof.

               (iii) each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 5, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

               (iv) the covenants contained in this Section 5 shall survive the conclusion of Executive's employment by Company.

     6.   General Provisions.

          (a) Notices. Any notice to be given hereunder maybe effected in writing by personal delivery, mail, overnight courier, or facsimile. Notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 6(a). Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

     If to Executive:    Philip B. Miller
                         Saks Fifth Avenue
                         12 East Fifth Avenue
                         New York, NY 10017

     If to Company
     or Proffitt's:      Office of the General Counsel
                         750 Lakeshore Parkway
                         Birmingham, AL 35211

          (b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          (d) Entire Agreement. Except for any prior grants of options, restricted stock, or other forms of incentive compensation evidenced by a written instrument or by an action of Company's Board or Proffitt's Board, and except for Proffitt's and Company's obligations pursuant to Section 5.13 of the Merger Agreement (which is incorporated herein by reference), this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to employment of Executive by Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, that have not been embodied herein, and no other agreement, statement or promise not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

          (e) Indemnification. To the fullest extent permitted by law, Company and Proffitt's shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of Company or Proffitt's or any of their affiliates during the term of this Agreement. For a period of at least six years after cessation of Executive's employment hereunder, Company and Proffitt's shall make every reasonable effort to maintain customary director and officer liability insurance covering Executive for acts and omissions during Executive's employment. Any termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 6(e).

          (f) No Mitigation. Executive shall not be obligated to seek other employment or take any other action byway of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

          (g) Headings. The Section, paragraph, and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

          (h) Attorney's Fees. Company agrees to pay or promptly reimburse Executive for all reasonable costs and expenses (including all reasonable legal fees and expenses)which Executive may reasonably incur in connection with any action or proceeding relating to the validity or enforceability of, or liability under, any provision of this Agreement(including as a result of any claim by Executive regarding the amounts of any payment pursuant to this Agreement), in which Executive materially prevails.

          (i) Successors, etc. This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon Company, Proffitt's, and their respective successors and assigns. Company and Proffitt's shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of their business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company or Proffitt's would be required to perform it if no such succession had taken place.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                   PROFFITT'S, INC.


                                   By: _____________________
                                        Brian J. Martin
                                        Executive Vice President

                                   SAKS HOLDINGS, INC.


                                   By:______________________
                                        Joan F. Krey


                                   _________________________
                                        Philip B. Miller